                                  $650,000,000


                           REVOLVING CREDIT AGREEMENT

                          dated as of January 30, 1997


                                     AMONG


                                HONEYWELL INC.,
                                as the Borrower


                            THE BANKS PARTY HERETO,


               THE CHASE MANHATTAN BANK, as Administrative Agent

                                      and

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                             as Documentation Agent


                     -----------------------------------


                                  Arranged by:

                             Chase Securities, Inc.

                                      and

                          J.P. Morgan Securities Inc.,
                                as Co-Arrangers

                           REVOLVING CREDIT AGREEMENT

    REVOLVING CREDIT AGREEMENT (this "Agreement") dated as of January 30, 1997 among HONEYWELL INC., a Delaware corporation ("Honeywell"), THE CHASE MANHATTAN BANK and MORGAN GUARANTY TRUST COMPANY OF NEW YORK (the "Banks"), THE CHASE MANHATTAN BANK, as Administrative Agent and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Documentation Agent.

    WHEREAS, Honeywell wishes to have a $650,000,000 revolving credit facility to finance its acquisition of Measurex Corporation and for general corporate purposes; and

    WHEREAS, the Banks are willing to provide such a revolving credit facility on the terms and conditions set forth herein;

    NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:


SECTION 1.   DEFINITIONS

    (a) The following definitions shall apply to this Agreement:

         "Borrower" means Honeywell.

         "Commencement Date" means January 30, 1997.

         "Commitment Amount" means, with respect to each Bank, $325,000,000 (as such amount may be reduced from time to time pursuant to Subsection 2.2).

         "Eurocurrency" means Eurodollars.

         "Eurocurrency Loan" means a Loan of Eurodollars.

         "Existing Agreements" means (i) the Revolving Credit Agreement among Honeywell Inc., Honeywell Finance Inc. and The Chase Manhattan Bank dated as of October 1, 1995 and (ii) the Revolving Credit Agreement among Honeywell Inc., Honeywell Finance Inc. and Morgan Guaranty Trust Company of New York dated as of October 1, 1995.

         "Expiration Date" means January 29, 1998.

         "Facility Fee" means the amount to be calculated pursuant to Subsection 2.2 and paid by Honeywell to each Bank, in consideration for its Commitment.

         "Loan" means any advance of money by a Bank to Honeywell pursuant to this Agreement and includes Eurocurrency Loans, Base Rate Loans and any other type of loan agreed upon by the relevant Bank and Honeywell.

         "Term" means, with respect to each Bank, the period of time commencing on the Commencement Date and terminating on the earliest of: (i) the Expiration Date; (ii) any date on which such Bank's Commitment Amount shall have been reduced to zero as a result of written notice delivered by Honeywell to such Bank pursuant to Subsection 2.2 hereof; or (iii) any date on which such Bank's Commitment is terminated as a result of an Event of Default pursuant to Section 9 of its Existing Agreement as incorporated by reference herein.

    (b) Unless otherwise defined above, terms defined in each Existing Agreement have, for purposes hereof, the meanings specified therein.


SECTION 2.   COMMITMENTS; FEES

    2.1. Committed and Uncommitted Loans. Each Bank agrees, on the terms hereinafter set forth, to make Loans to Honeywell during the Term in an aggregate principal amount up to, but not exceeding, at any one time outstanding such Bank's Commitment Amount. In addition, each Bank may offer to make Loans to Honeywell during the Term, on the terms hereinafter set forth, in an aggregate amount in excess of its Commitment Amount, and Honeywell may accept such offers in whole or in part. However, immediately after each Loan (whether committed or uncommitted) is made, the aggregate outstanding principal amount of the Loans shall not exceed the sum of the Commitment Amounts.

    2.2. Commitment Reduction. Honeywell shall have the right to reduce each Bank's Commitment Amount (which may include a reduction to zero) at any time or from time to time, but not to an amount less than the aggregate principal balance of such Bank's Loans outstanding at the effective date of the reduction. Any such reduction shall be made on at least three (3) Banking Days irrevocable written notice to the relevant Bank and shall be in the amount of One Million Dollars ($1,000,000) or a multiple thereof or the amount, if less, by which such Bank's Commitment Amount exceeds the aggregate principal balance of its Loans outstanding at the effective date of the reduction.

    2.3. Facility Fee. Honeywell shall pay to each Bank a Facility Fee at the rate of 0.04% per annum (calculated on the basis of actual days elapsed and a year of three hundred sixty (360) days), from the Commencement Date until the last day of the Term, on the daily average Commitment Amount of such Bank.
Such Facility Fee shall be payable quarterly in arrears on the tenth day of April, July and October in 1997, in each case for the quarterly period ended on the last day of the preceding month, and on the last day of the Term.

    2.4. Applicable Interest Rate. The Applicable Interest Rate for each Loan shall not exceed:

         (1) in the case of a Base Rate Loan, a floating rate equal to the Base Rate,

         (2) in the case of a Eurocurrency Loan, a fixed rate per annum applicable throughout the term of the Loan, equal to the Interbank Offered Rate plus 0.21%, and

         (3) in the case of any other type of Loan, such rate as may be mutually agreed upon by the relevant Bank and Honeywell.


SECTION 3.   OTHER TERMS AND CONDITIONS

    3.1. Incorporation of Provisions of Existing Agreements. To the extent not inconsistent with Sections 1 and 2 hereof, the provisions of Sections 3 to 7, inclusive, 9, 10 and 13 of each Bank's Existing Agreement shall apply with respect to it, its Commitment and its Loans and for all other purposes of this Agreement (defined terms used in such provisions having, for purposes hereof, the meanings specified herein), and such provisions are hereby incorporated herein by reference (mutatis mutandis) as if set forth in full herein and regardless of any termination of the Existing Agreements; provided that:

         (a)  Honeywell shall be the only Borrower hereunder;

         (b)  all Loans hereunder shall be denominated in Dollars;

         (c) the date "December 31, 1994" in Section 6(c) of each Existing Agreement shall be deemed to be "December 31, 1995" for purposes hereof;

         (d) notwithstanding the provisions of Section 7.6 of each Existing Agreement, the proceeds of Loans hereunder may be used to purchase shares of common stock of Measurex Corporation;

         (e) Honeywell Finance Inc. shall not be a party to this Agreement and the specific references to it in the Existing Agreement, including (without limitation) its representations, warranties and covenants, shall be of no force or effect for purposes of this Agreement;

         (f) the Term of this Agreement shall not be subject to automatic extension; and

         (g) the Note delivered to each Bank pursuant to this Agreement shall be substantially in the form of Exhibit A to its Existing Agreement, except that such Note shall refer to this Agreement instead of such Existing Agreement.

SECTION 4.   MISCELLANEOUS

    4.1 No Reliance on Margin Stock. Each Bank represents to the other Bank that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

    4.2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

    IN WITNESS WHEREOF, the parties have cause this Agreement to be executed by the proper corporate officers thereunto duly authorized as of the day and year first above written.

                                        HONEYWELL INC.

                                        By: /s/ Paul N. Saleh
                                            --------------------------

                                        By: /s/ Alex Danzberger
                                            --------------------------


                                        THE CHASE MANHATTAN BANK


                                        By: /s/ Carol A. Ulmer
                                            --------------------------


                                        MORGAN GUARANTY TRUST
                                        COMPANY OF NEW YORK


                                        By: /s/ Paticia Merritt
                                            --------------------------


                                        THE CHASE MANHATTAN BANK,
                                        as Administrative Agent


                                        By: /s/ Carol A. Ulmer
                                            --------------------------

                                        MORGAN GUARANTY TRUST
                                        COMPANY OF NEW YORK,
                                        as Documentation Agent


                                        By: /s/ Patricia Merritt
                                            --------------------------

                           REVOLVING CREDIT AGREEMENT

     REVOLVING CREDIT AGREEMENT (this "Agreement") dated as of October 1, 1995 among HONEYWELL INC., a Delaware corporation ("Honeywell"), HONEYWELL FINANCE INC., a Delaware corporation ("HFI"), and THE CHASE MANHATTAN BANK, N.A.(the "Bank").

     WHEREAS, Honeywell, HFI and the Bank are parties to that certain Revolving Credit Agreement dated as of August 23, 1983 and that certain Revolving Credit Agreement dated as of April 6, 1994(collectively, the "Credit Agreement") which provides for the Bank to make loans to Honeywell or any subsidiary thereof in accordance with the terms set forth therein; and

     WHEREAS, Honeywell and the Bank desire to terminate the Credit Agreement and, together with HFI, enter into a new revolving credit agreement in substitution thereof;

     NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:


SECTION 1.  DEFINITIONS

     The following definitions shall apply to this Agreement and all accounting terms not specifically defined herein shall be construed in accordance with U.S. generally accepted accounting principles.

           "Applicable Interest Rate" means, with respect to any Loan, the rate of interest determined pursuant to Subsection 3.5 .

           "Banking Day" means (a) in the case of Facility Fees or a Base Rate Loan, a day on which the Bank is open for business at its principal office in New York City, or (b) in the case of a Eurocurrency Loan or any other type of Loan, a day on which the Bank's principal office in New York City, as well as banks in the city where the Eurocurrency Loan or other type of Loan is being made or repaid and, in the case of advancement of a Eurocurrency Loan, banks in London, are open for business.

           "Base Rate" means, for any day, the higher of (a) the Federal Funds Rate for such day, plus 0.5% or (b) the Prime Rate for such day.

           "Base Rate Loan" means any Loan when and to the extent the interest rate therefore is determined in relation to the Base Rate.

           "Borrower", at any time, means the party then requesting a Loan, or with respect to which a Loan may be outstanding, which may be any of Honeywell, HFI or any other corporation which is then a Subsidiary of Honeywell.

           "Commencement Date" means October 1, 1995.

           "Commitment" means the commitment of the Bank to make Loans to any Borrower(s) during the Term.

           "Commitment Amount" shall have the meaning set forth in Subsection
      2.1.

           "Dollar(s)" and "$" means lawful currency of the United States of America owned within the United States of America; and "Eurodollars" means such currency owned outside the United States of America.

           "Eurocurrency" means any currency which is freely transferable and convertible into Dollars, provided that Eurocurrency shall include Eurodollars, but shall not include Dollars. The equivalent in Dollars of any Eurocurrency Loan (or portion thereof remaining outstanding) shall be calculated on the basis of the rate at which the Eurocurrency in which such Loan is stated could be converted into Dollars at the Bank's spot buying rate for Dollars as announced by the Bank's principal office in New York City at 11:00 a.m. New York City time on the date two (2) Banking Days prior to the date of advancement or renewal of such Loan.

           "Eurocurrency Loan" means a Loan of a Eurocurrency requested by a Borrower.

           "Event of Default" means the occurrence of any of the events described in Section 9.

           "Expiration Date" means September 30, 2000.

           "Facility Fee" means the amount to be calculated pursuant to Subsection 2.3 and paid by Honeywell and HFI to the Bank, in consideration for the Commitment.

           "Federal Funds Rate" means the interest rate charged on loans by banks that have excess reserve funds (above the level required by the Federal Reserve Board) to those banks with deficient reserves.

           "In-Country Loan" shall have the meaning assigned to it in Subsection 3.3 hereof.

           "In-Country Loan Notice" shall have the meaning assigned to it in Subsection 3.3 hereof.

           "Interbank Offered Rate" means, for any Eurocurrency Loan, the annual rate of interest quoted by the Bank (or by the Bank's principal branch or subsidiary in the place of advancement of such Loan) at 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Banking Days prior to the date of advancement of such Loan for an offering in the currency of the Loan for deposits with major banks in the London or other relevant interbank market, having a maturity and amount comparable to the maturity and amount of such Loan; provided, that if such Loan is a "Eurocurrency liability", as defined in Regulation D of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time, such rate of interest shall be divided by a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such Loan. As used in this definition, "Reserve Percentage" means, for any Eurocurrency Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the period during which such Eurocurrency Loan is outstanding under said Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars against "Eurocurrency liabilities".

           "Lending Office" means, for each type of Loan, the lending office of the Bank (or of an affiliate of the Bank) designated as such for such type of Loan on its signature page hereof or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to Honeywell as the office by which its Loans of such type are to be made and maintained.

           "Level I", "Level II", "Level III", and "Level IV" respectively, shall have the meanings assigned to such terms as set forth in the definition of Status Level.

           "Loan" means any advance of money by the Bank to any Borrower pursuant to this Agreement and includes Eurocurrency Loans, Base Rate Loans, In-Country Loans and any other type of loan agreed upon by the Bank and a Borrower.

           "Prime Rate" means the rate of interest publicly announced from time to time by the Bank's principal office in New York City as its "prime commercial lending rate." It is a rate set by the Bank based upon various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Prime Rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

           "Restricted Asset" means any real property (excluding equipment and fixtures installed thereon or affixed thereto) owned by Honeywell, HFI or any of their consolidated domestic Subsidiaries, and any shares of capital stock or indebtedness of any consolidated domestic Subsidiary having assets with a book value in excess of Ten Million Dollars ($10,000,000.00).

           "Status Level" means the classification determined based on the higher rating of Honeywell's unsubordinated unsecured long-term public debt obligations by Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's"), and Honeywell's Status Level shall be classified as:

                 "Level I" if such debt is rated A+ or higher by S&P or A1 or higher by Moody's;

                 "Level II" if such debt is rated A or higher by S&P or A3 or higher by Moody's and Level I does not apply;

                 "Level III" if such debt is rated  BBB or higher by S&P or
            Baa2 or higher by Moody's and Levels I and II do not apply; or

                 "Level IV" if such debt is rated BBB- or below by S&P or Baa3 or below by Moody's;

      with Level I being considered the highest Status Level. If the respective ratings by S&P and Moody's would, if applied individually, result in different Status Levels, then the higher rating of the two agencies shall be applied to determine the applicable Status Level for the purpose of determining interest rates or Facility Fees.

           "Subsidiary" means any corporation of which at least a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by Honeywell and/or one or more Subsidiaries.

           "Term" means the period of time commencing on the Commencement Date and terminating on the earliest of: (i) the Expiration Date, subject to automatic extension as provided for below; (ii) any date on which the Commitment Amount shall have been reduced to zero as a result of written notice delivered by Honeywell to the Bank pursuant to Subsection 2.2 hereof; or (iii) any date on which the Commitment is terminated as a result of an Event of Default pursuant to Section 9 hereof. The foregoing not to the contrary, on each anniversary of the Commencement Date, the Expiration Date shall be automatically extended for one (1) year, unless the Bank shall have given Honeywell and HFI written notice, at least ten (10) Banking Days prior to such anniversary date, that it does not wish to extend the Expiration Date for an additional year.


SECTION 2.  COMMITMENT; FEES

     2.1 Commitment to Lend. The Bank agrees, on the terms hereinafter set forth, to make Loans to any Borrower during the Term in an aggregate principal amount up to, but not exceeding, at any one time outstanding to all Borrowers, One Hundred Million Dollars ($ 100,000,000) (the "Commitment Amount"), including each Eurocurrency Loan amount and In-Country Loan amount at its Dollar equivalent.

     2.2 Commitment Reduction. Honeywell shall have the right to reduce the Commitment Amount (which may include a reduction to zero) at any time or from time to time, but not to an amount less than the aggregate principal balance of the Loans outstanding at the effective date of the reduction. Subject to Subsection 3.1 hereof, any such reduction shall be made on at least thirty (30) Banking Days' irrevocable written notice and shall be in the amount of One Million Dollars ($1,000,000) or a multiple thereof or the amount, if less, by which the Commitment Amount exceeds the aggregate principal balance of the Loans outstanding at the effective date of the reduction.

     2.3 Facility Fee. Honeywell and HFI shall be jointly and severally obligated to pay to the Bank in Dollars a Facility Fee based on Honeywell's Status Level, at an annual rate (calculated on the basis of actual days elapsed and a year of three hundred sixty (360)
days) as follows:

      (a) .08% if Honeywell's Status Level is Level I;
      (b) .09% if Honeywell's Status Level is Level II;
      (c) .125% if Honeywell's Status Level is Level III; or
      (d) .1875% if Honeywell's Status Level is Level IV;

from the Commencement Date until the Expiration Date, on the daily average Commitment Amount. Such Facility Fee shall be payable quarterly in arrears, commencing on January 10, 1996 (subject to pro-rata adjustment for that portion of the quarter with respect to which the Facility Fee accrued), and on the tenth day of each January, April, July and October thereafter, for the quarterly period ended on the last day of the preceding month, and on the Expiration Date for the period ending on the Expiration Date. The Facility Fee shall be subject to adjustment upward or downward based on changes, if any, in Honeywell's Status Level during the term of this Agreement. Any adjustment shall be effective as of the date that is the earlier of (x) the date on which the Bank receives written notice from Honeywell that its Status Level has changed or (y) the date on which S&P or Moody's publicly announces a change in its rating of Honeywell's unsubordinated unsecured long-term public debt that results in a change to the Status Level, and shall be computed on a pro-rata basis with respect to the quarter or other period in which such change occurs.


SECTION 3.  LOANS

     3.1 Amount; Type; Conversion. Each Loan shall be in the minimum amount of One Million Dollars ($1,000,000) or the equivalent thereof. A Borrower shall be entitled to borrow hereunder in the form of a Base Rate Loan, Eurocurrency Loan, In-Country Loan or any other type of Loan agreed upon by the Bank and such Borrower; provided, however, that the Bank shall not be obligated to make a Eurocurrency Loan if the Bank shall, in good faith, make a reasonable determination in its sole discretion that:

           (a) the Eurocurrency requested is not then available to the Bank for the maturity requested;

           (b) it is unlawful for the Bank to make such Eurocurrency Loan; or

           (c) under laws and regulations then in effect either (i) the funding of such Loan would cause the Bank to exceed an applicable limitation on the amount of a category of liabilities which includes each form of liability by which the Bank could reasonably fund such Eurocurrency Loan or (ii) the advancement of such Eurocurrency Loan would cause the Bank to exceed an applicable limitation on a category of assets which would include such Eurocurrency Loan;

provided further that the Bank shall be obligated to make an In-Country Loan only in accordance with Subsection 3.3 hereof.

Within the limits of the Commitment Amount, Borrowers may, subject to the terms and conditions hereof, borrow, repay and reborrow Loans from the Bank under this Section 3 at any time or from time to time during the Term. At its maturity date, any Loan may, in whole or in part, be renewed or converted into a different form of Loan, without any transfer of principal funds as to the amount so renewed or converted, but otherwise subject to the same requirements and limitations as those which apply to an original Loan. In the event of conversion of a Loan into a new Loan in a different currency (for which purpose Dollars and Eurodollars shall be considered the same currency), the rate of exchange shall be the Bank's spot buying rate for the currency of the new Loan with the currency of the old Loan as announced by the Bank's principal office in New York City at 11:00 a.m. New York City time at the date of maturity of the old Loan, unless a different rate of exchange is agreed upon by the Bank and the relevant Borrower.

     3.2 Notice of Borrowing of Loans Other Than In-Country Loans. Each Eurocurrency Loan shall be advanced upon not less than three (3) Banking Days' notice, unless the Bank agrees to a shorter notice; and each Base Rate Loan, upon notice not later than the same Banking Day. The notice period with respect to any other type of Loan shall be as mutually agreed upon between Honeywell, HFI and the Bank. All notices shall be given by Honeywell except in the case of Loans to HFI, as to which HFI shall give notice. Each notice shall specify the type, principal amount, date, currency and maturity of such Loan. Notices under this Subsection 3.2 shall be deemed effective on a given day if received by the Bank by 11:00 a.m. New York time on that day and shall be irrevocable.

     3.3  In-Country Loans

           (a) If a Borrower requests that the Bank make a Loan denominated in a currency other than Dollars to such Borrower in the jurisdiction which is the original issuer of such currency (which jurisdiction must be approved by the Bank in advance ) (an "In-Country Loan"), the Bank agrees that it shall use its best efforts to make such Loan available to such Borrower; provided that the Bank shall have no obligation to make an In-Country Loan if it shall have determined in its reasonable judgment that it would be illegal or disadvantageous to the Bank or that such Loan may not be made on commercially reasonable terms.

           (b) A Borrower shall give the Bank at least three (3) Banking Days' notice (an "In-Country Loan Notice") of an In-Country Loan prior to the date it desires such Loan, unless the Bank agrees to a shorter notice, setting forth the desired date, amount, currency and term of such Loan. As soon as practicable after receipt of an In-Country Loan Notice, the Bank shall notify the relevant Borrower whether it shall make the requested In-Country Loan and, if so, the terms on which such Loan may be made, including the date, amount and term of, and Applicable Interest Rate and the designated Lending Office for, such Loan. If the relevant Borrower, in its discretion, shall accept the terms offered by the Bank for the requested In-Country Loan, it shall give the Bank irrevocable notice thereof, and thereafter, the Bank shall, through the designated Lending Office, make such In-Country Loan on the date notified to such Borrower by the Bank.

     3.4  Maturity.  The principal of each Loan shall mature as follows:

           (a) For a Base Rate Loan, on such date as may be selected by the relevant Borrower, but not later than the Expiration Date.

           (b) For a Eurocurrency Loan, one, two, three or six months after the date of advancement of such Loan, as the relevant Borrower may select, or on such other date as may be agreed upon by the Borrower and the Bank, but not later than the Expiration Date.

           (c) For an In-Country Loan, on such date as may be agreed upon by the relevant Borrower and the Bank pursuant to Subsection 3.3, but not later than the Expiration Date.

           (d) For any other type of Loan, on such date as may be agreed upon by the relevant Borrower and the Bank, but not later than the Expiration Date.

     3.5  Interest.

           (a) Applicable Interest Rate. The Applicable Interest Rate for each type of Loan shall be:

                 (1) in the case of a Base Rate Loan, a floating rate equal to the Base Rate;

                 (2) in the case of a Eurocurrency Loan, a fixed rate applicable throughout the term of such Loan, equal to the Interbank Offered Rate for such Loan, plus the following marginal rate based on the classification of Honeywell's Status Level:

                       (i)  0.1450% if Status Level I;

                       (ii)  0.1600% if Status Level II;

                       (iii)  0.2500% if Status Level III; or

                       (iv)  0.3625% if Status Level IV;

                 (3) in the case of an In-Country Loan, such rate as may be mutually agreed upon by the Bank and the relevant Borrower pursuant to Subsection 3.3 hereof; and

                 (4) in the case of any other type of Loan, such rate as may be mutually agreed upon by the Bank and the relevant Borrower.

           (b) Calculated Payment. Each Loan shall bear interest at the Applicable Interest Rate (calculated on the basis of actual days elapsed and a year of 365 or 366 days, as appropriate, in the case of a Base Rate Loan for such time as such Loan bears interest with reference to the Prime Rate or a Eurocurrency Loan denominated in Pounds Sterling, and a year of 360 days in the case of any other Loan) on the unpaid principal amount thereof until the maturity date of such Loan, and thereafter until such principal shall be paid in full, at the Applicable Interest Rate plus 2%. Interest shall be payable (i) on Base Rate Loans, quarterly in arrears on the tenth day of each January, April, July and October for the quarterly period ending on the last day of the preceding month; and (ii) on any Eurocurrency Loan, In-Country Loan or any other type of Loan with a maturity of more than three months, in arrears on the last day of each three-month period of such Eurocurrency Loan, In-Country Loan or other type of Loan, as the case may be and (iii) on each Loan, at maturity.

     3.6 Availability of Funds. On the date of advancement of each Loan, the Bank shall make the proceeds of such Loan available to the relevant Borrower at the applicable Lending Office designated by the Bank, and shall thereupon remit the same to an account at a bank specified in writing by such Borrower in immediately available funds.

     3.7 Payments. All payments of principal of and interest on Loans shall be made to the Bank at such bank or banking office as the Bank shall reasonably specify in the currency of the Loan in immediately available funds. If any payment under this Agreement falls due on a day which is not a Banking Day in the place at which such payment is required to be made, the due date thereof shall be extended to the next succeeding Banking Day in such place and interest shall continue to accrue during any such extension; provided, with respect to any Eurocurrency Loan, that if the next succeeding Banking Day shall fall in the next calendar month, the due date thereof shall be the next preceding Banking Day.

     3.8 Prepayment. Each Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, provided, however, that
(i) in the case of a prepayment of any Eurocurrency Loan or any In-Country Loan, but not in the case of a prepayment of a Base Rate Loan, such Borrower shall give the Bank at least three (3) Banking Days' irrevocable notice of its intention to prepay, which notice shall state the principal amount of the prepayment, (ii) accrued interest to the date of such prepayment on the amount prepaid shall be paid on the date of the prepayment and (iii) in the case of a prepayment of any

Eurocurrency Loan or any In-Country Loan, including (without limitation) prepayment resulting pursuant to Section 4 hereof, but not in the case of a prepayment of a Base Rate Loan, or if Borrower fails to borrow such Loan after giving irrevocable notice thereof, as required pursuant to Subsections 3.2 and 3.3(b) hereof, such Borrower shall pay to the Bank upon request such amount as will compensate the Bank for the amount by which the rate of interest on such Loan during the remainder of its term to maturity exceeds the rate of return to the Bank on relending or reinvesting until the maturity of such Loan.

     3.9 Promissory Note and Loan Account. On or before the date of advancement of the first Loan to any Borrower, such Borrower shall provide to the Bank a promissory note in the form of Exhibit A executed on behalf of such Borrower by two authorized persons and, in the case of a Loan made to a Borrower other than Honeywell or HFI, with the "Affirmation of Guaranty" executed on behalf of Honeywell by two authorized persons. All payments on account of principal of any Loan shall be appropriately noted by the Bank on the promissory note evidencing such Loan before transfer of any such promissory note. The Bank may open and maintain a loan account in the name of each Borrower and each Loan to such Borrower shall be debited, and all payments on account of principal of each Loan to such Borrower shall be credited, to such loan account by appropriate entries. In the absence of error, the balance from time to time debited in such loan account shall evidence the outstanding principal amount of such Loans and payments of principal and interest shall be made in reliance thereupon.


SECTION 4.  ILLEGALITY, CAPITAL ADEQUACY, INCREASED COSTS AND TAXES

     4.1 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its applicable lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank (or its applicable lending office) to make, maintain or fund its Eurocurrency Loans or any In-Country Loan to any Borrower, the Bank shall forthwith give notice thereof to Honeywell and HFI, whereupon until the Bank notifies Honeywell and HFI that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make Eurocurrency Loans or any In-Country Loan to any Borrower shall be suspended. Before giving any notice to Honeywell and HFI pursuant to this Subsection, the Bank shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. If such notice is given, each Eurocurrency Loan or In-Country Loan then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Eurocurrency Loan or In-Country Loan if the Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

     4.2 Capital Adequacy. If as a result of the adoption, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, the rate of return on capital of the Bank as a consequence of the Bank's obligations hereunder is, in the Bank's reasonable opinion, reduced to a level below that which the Bank could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, Honeywell shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. Notwithstanding the foregoing, the Facility Fee applicable to each Status Level shall not be increased more than one hundred percent (100%) during the Term.

     The Bank will promptly notify Honeywell of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Subsection, and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

     Upon receipt of the Bank's notice of demand hereunder, Honeywell shall have the option of terminating this Agreement effective as of the date set forth in Honeywell's written notice of termination to the Bank, in which case, any Loans which may be outstanding shall become immediately due and payable.

     Notwithstanding anything in the foregoing to the contrary, Honeywell shall not be required to make any payment pursuant to this Subsection with respect to
(i) any demands arising from a period of time that is more than six (6) months prior to the date of receipt by Honeywell of the Bank's demand or (ii) as a result of the compliance by the Bank with any provisions of any Basle Accord Regulation as in effect or interpreted on the date hereof, including, without limitation, regulations effective as of a future date that are in existence on the date hereof.

     4.3 Increased Costs. The Borrower of any Loan other than a Base Rate Loan shall indemnify the Bank against, and reimburse the Bank on demand for, any net increase before tax in cost to the Bank (except as reflected in the Reserve Percentage), resulting from imposition of a reserve requirement, or increase in a reserve requirement, whether as a result of enactment or coming into effect of any law or regulation or change in the generally accepted interpretation thereof, imposed by a competent authority with respect to such Loan after the date of this Agreement; provided that the relevant Borrower shall not be liable for any cost attributable to a date or period of time more than one hundred eighty (180) Banking Days prior to the date on which such Borrower (and, in the case of a Borrower other than Honeywell or HFI, Honeywell) was notified by the Bank of such imposition or increase. For purposes of this paragraph, the term "reserve requirement" shall include, without limitation, any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank.

     4.4 Increased Taxes. Each Borrower shall pay or reimburse the Bank on demand for any tax or similar charge (other than income, profit or excess profit taxes or similar charges imposed upon or measured by the income or operation of the Bank) imposed on the making of any Loan hereunder, the documentation thereof or any amount paid or payable by such Borrower hereunder (hereinafter called "Taxes"), provided that Taxes payable by a Borrower with respect to any such amounts paid or payable by the Bank shall be paid or payable by such Borrower only to the extent that such Taxes are imposed with respect to a period of time not completed more than three (3) years before such Borrower was first notified by the Bank of the incidence of such Taxes and to the extent that such Taxes were not in effect (or were not reasonably known by the Bank to be in effect) at the date of this Agreement.

     4.5 Withholding Taxes. All payments in respect of principal of and interest on the Loans and all other amounts payable hereunder and under the guaranty contained in Section 8 shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, compulsory loans, withholdings or other charges of whatever nature, now or hereafter imposed by any country or by any governmental agency thereof or therein, and all interest, penalties or similar liabilities with respect thereto (herein called "Applicable Taxes"). If any Applicable Taxes are levied or imposed on any such payment, the relevant Borrower will pay such Applicable Taxes when due, and will pay to the Bank such additional amounts as may be necessary to ensure that the Bank actually receives a net amount, after deduction or withholding for or in respect of Applicable Taxes, equal to the full amount of such payment which it would have received had such payment not been subject to Applicable Taxes. The relevant Borrower will furnish to the Bank, within forty-five (45) days after the date any such payment is due pursuant to applicable law, certified copies of tax receipts evidencing the payment of all Applicable Taxes so levied or imposed. The relevant Borrower will indemnify the Bank against, and reimburse the Bank on demand for, any Applicable Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, which the Bank may incur at any time arising out of or in connection with the failure of such Borrower to make any payments in respect of Applicable Taxes when due.

     4.6 Minimizing Taxes. The Bank will use reasonable efforts to avoid or minimize such taxes and Applicable Taxes, or to obtain refunds and/or credits with respect thereto and reimburse the relevant Borrower in the amount of such refunds and/or credits, unless such efforts would, in the Bank's sole discretion, be disadvantageous to the Bank.

     4.7 Bank's Determination. Solely for purposes of calculating any additional amounts payable by a Borrower pursuant to Subsections 4.3 and 4.4, each Loan with respect to which such additional amount is payable shall be deemed to have been funded by a deposit of the type described in the definition of "Interbank Offered Rate" having an amount and maturity comparable to the amount and maturity of such Loan. Determinations by the Bank for purposes of Subsections 4.3, 4.4 and 4.6 shall be conclusive if such determinations are made reasonably and in good faith.

     4.8 Survival. The obligations of the Borrowers under this Section 4 shall survive repayment of the Loans.

SECTION 5.  CONDITIONS OF LENDING

     The obligation of the Bank to make any Loan hereunder is subject to the following conditions precedent:

           (a) Each of Honeywell and HFI shall have delivered to the Bank, a certificate of the Secretary or Assistant Secretary thereof, certifying(i) the resolutions of the Boards of Directors of Honeywell and HFI authorizing the execution, delivery and performance of this Agreement, (ii)the incumbency and specimen signatures of the authorized officers of Honeywell and HFI who have signed this Agreement, and, including a certification of the Bank's right to continue to rely thereon until it receives notice to the contrary, and the Bank shall not have received any such notice;

           (b) the Bank shall have received notice pursuant to Subsection 3.2 or 3.3 of the request for such Loan from a person authorized to give such notice, as has been evidenced pursuant to Subsection 10.2;

           (c) the Bank shall have received an opinion of the General Counsel or Deputy General Counsel of Honeywell or if the Borrower is HFI, then from the General Counsel or Deputy General Counsel of HFI, dated as of the date of this Agreement as to the matters referred to in clauses (a),
      (b), (d) and (g) of Section 6;

           (d) the representations and warranties contained in clauses (a),
      (b), (f) and (g) of Section 6 shall be true and correct as of the date of advancement of such Loan with the same force and effect as if made on and as of such date;

           (e) no Event of Default, or event which, with notice and/or lapse of time would become an Event of Default, shall have occurred and be continuing or would exist immediately after the advancement of such Loan;

           (f) The Bank shall have received the promissory note of the relevant Borrower as required pursuant to Subsection 3.9 hereof, and

           (g) if the Borrower of such Loan is a Subsidiary (other than HFI) of Honeywell, such Borrower shall have executed and delivered to the Bank an accession agreement in the form of Exhibit B hereto (the "Accession Agreement") agreeing to be bound by the terms and conditions of this Agreement as if it were an original signatory hereto, and the Bank shall have received an opinion of counsel (who may be employed counsel) for Honeywell or such Borrower (who may be an employee of Honeywell or such Borrower) to the effect that such Borrower is (i) duly incorporated and organized, and validly existing under the laws of the jurisdiction of its incorporation, with full corporate power and legal right to borrow the Loan and perform its obligations (as set forth herein and in the promissory note evidencing such loan) in connection with such Loan, and (ii) duly authorized to execute and deliver the Accession Agreement and the promissory note evidencing such Loan.

Acceptance of any Loan by a Borrower shall constitute a representation and warranty by such Borrower (and in the case of a Borrower other than Honeywell or HFI, by Honeywell) that such conditions precedent have been met.


SECTION 6.  REPRESENTATIONS AND WARRANTIES

      Each of Honeywell and HFI hereby represents and warrants that:

           (a) it is duly incorporated and organized and validly existing under the laws of Delaware, with full corporate power and legal right to make this Agreement and to incur and perform its obligations hereunder;

           (b) its execution and delivery of this Agreement and any promissory note(s) delivered pursuant hereto, performance of this Agreement, and in the case of Honeywell, the execution, delivery and performance by Honeywell of the guaranty contained in Section 8, is within its corporate powers, has been duly authorized by all necessary corporate action and will not violate any provisions of law or of its charter or by-laws or result in the breach of, or constitute a default of or require any consent under, any indenture or other agreement or instrument to which it is a party or by which it or its respective property may be bound. This Agreement, any promissory note(s) delivered pursuant hereto, and in the case of Honeywell, the guaranty of Honeywell contained in Section 8 constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms;

           (c) the audited consolidated financial statements of such company, together with its consolidated Subsidiaries, for the fiscal year ended December 31, 1994, certified by Deloitte & Touche, copies of which have heretofore been furnished to the Bank, are complete and correct and fairly present its respective consolidated financial condition as at December 31, 1994 and the consolidated results of its operations for the year then ended. Since December 31, 1994, there has been no material adverse change in its respective consolidated business, condition or prospects, financial or otherwise;

           (d) there are no suits, investigations or proceedings pending, or to its knowledge threatened, against or affecting it or its Subsidiaries which are likely to have a material adverse effect on its respective consolidated financial condition or business;

           (e) it has, and each of its Subsidiaries has, fulfilled its obligations, if any, under the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder ("ERISA"), with respect to each employee benefit plan maintained for the benefit of its employees and covered by Title IV of ERISA or to which Section 412 of the Internal Revenue Code of 1954, as amended, applies; and neither it, nor any of its Subsidiaries, has incurred any liability which has not been satisfied to the Pension Benefit Guaranty Corporation established under ERISA in connection with any such employee benefit plan;

           (f) it is not, and no Borrower to whom a Loan is advanced hereunder will at the time of such advancement be, engaged principally (or as one of its important activities) in the business of purchasing or carrying (or extending credit for the purpose of purchasing or carrying) margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System); and

           (g) no consent or approval from, or notice to or filing with, any federal, state or other regulatory authority is required in connection with its making or performance of this Agreement nor will such making or performance violate any law or regulation applicable to it or, if any such notice or filing is required, it has been duly completed.


SECTION 7.  COVENANTS

      7.1  Information.

           (a) By Honeywell. So long as this Agreement is in effect and until all of the Borrowers' obligations to the

      Bank hereunder or in connection with any Loan are paid in full, Honeywell will furnish to the Bank:

                 (1) within ten (10) days after mailing to shareholders, each annual and quarterly report of Honeywell to its shareholders;

                 (2) within ten (10) days after filing with the Securities and
            Exchange Commission, each periodic report on Form 8-K (excluding any portion thereof as to which confidential treatment is claimed) and Proxy Statement of Honeywell;

                 (3) if not otherwise furnished pursuant to clause (1) or (2)
            above, within one hundred (100) days after the end of each fiscal year of Honeywell, a consolidated statement of financial position of Honeywell and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated income statement and statement of cash flows for the fiscal year then ended, and within fifty-five (55) days after the end of each of the first three (3) quarters of each fiscal year of Honeywell, a consolidated statement of financial position of Honeywell and its consolidated Subsidiaries as of the end of such quarter and the related consolidated income statement and statement of cash flows for such quarter, all prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein, and certified in the case of such annual financial statements by its independent public accountants;

                 (4) within one hundred (100) days after the end of each
            fiscal year of Honeywell, a certificate signed by its Chief Executive Officer, President, Chief Financial Officer or any Vice President stating that such officer has no knowledge, except as specifically stated, of the existence of any Event of Default or event which, with notice and/or lapse of time, would become an Event of Default;

                 (5) from time to time such other financial information as to the condition or operations of Honeywell and its Subsidiaries (except plans, forecasts and privileged materials that have not been made available by Honeywell to its creditors) as the Bank may reasonably request; and

                 (6) as soon as practicable and in any event within five (5)
            days after any executive officer of Honeywell obtains knowledge of any Event of Default or any event which with the giving of notice and/or the passage of time may give rise to any Event of Default, if such event is then continuing, a certificate of the Chief Financial Officer, the Treasurer or the chief accounting officer of Honeywell setting forth the details thereof and the action which the "relevant" Borrower or "Honeywell" is taking or proposes to take with respect thereto.

           (b) By HFI. So long as this Agreement is in effect and HFI remains a party hereto, and until all of HFI's obligations to the Bank hereunder or in connection with any Loan are paid in full, HFI will furnish to the
      Bank:

                 (1) within one hundred (100) days after the end of each fiscal year of HFI, a consolidated statement of financial position of HFI and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated income statement and statement of cash flows for the fiscal year then ended, and within fifty-five (55) days after the end of each of the first three (3) quarters of each fiscal year of HFI, a consolidated statement of financial position of HFI and its consolidated Subsidiaries as of the end of such quarter and the related consolidated income statement and statement of cash flows for such quarter, all prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein, and certified in the case of such annual financial statements by its independent public accountants;

                 (2) within one hundred (100) days after the end of each fiscal year of HFI, a certificate signed by its Chief Executive Officer, President, Chief Financial Officer or any Vice President stating that such officer has no knowledge, except as specifically stated, of the existence of any Event of Default or event which, with notice and/or lapse of time, would become an Event of Default; and

                 (3) from time to time such other financial information as to the condition or operations of HFI and its Subsidiaries (except plans, forecasts and privileged materials that have not been made available by HFI to its creditors) as the Bank may reasonably request.

     7.2 Negative Pledge. During the Term, and thereafter until all of the Borrowers' obligations to the Bank hereunder or in connection with any Loan are paid in full, neither Honeywell nor HFI nor any of their consolidated domestic Subsidiaries will pledge or create any mortgage upon, any Restricted Asset now or hereafter owned by such entity, for the purpose of securing any creditors other than governmental entities, unless provision is made to secure equally and ratably, (i) all Loans then outstanding or thereafter made to Honeywell or HFI, as the case may be, (ii) all contingent obligations of Honeywell pursuant to Section 8, and (iii) any other amounts then or thereafter owed by any Borrower hereunder with such secured debt so long as same shall be so secured except that any such company may:

           (a) create any mortgage or pledge for the sole purpose of extending, renewing or replacing, in whole or in part, the indebtedness or obligations secured by any then existing mortgage or pledge which was not created in violation of this Subsection 7.2 if the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and if such mortgage or pledge shall be limited to all or a part of the assets which secured the mortgage or pledge so extended, renewed or replaced (plus improvements on or to any real property) and, if Honeywell or HFI, as the case may be, shall so determine, any additional assets, the mortgage or pledge of which is not restricted as aforesaid;

           (b) assume any existing mortgage or pledge on any property in connection with the acquisition of such property; and

           (c) mortgage or pledge any real property acquired, constructed or improved after the date of this Agreement, including any improvements thereon, which mortgage or pledge is created contemporaneously with such acquisition, construction or improvement or within one hundred twenty
      (120) days before the commencement thereof or after the completion thereof, to secure or provide for the payment of an amount not exceeding the cost of such acquisition, construction or improvement (including related expenditures capitalized for federal income tax purposes in connection therewith) incurred after the date hereof, but only if, in the case of such construction or improvement, the mortgage or pledge shall not apply to any property other than that on or connected to property on which the construction or improvement is located.

     7.3 Restrictions Regarding HFI. So long as this Agreement is in effect and HFI remains a party hereto, and until all of HFI's obligations to the Bank hereunder or in connection with any Loan are paid in full:

           (a) HFI will maintain its stockholder's equity at not less than One Dollar ($1);

           (b) The aggregate principal amount remaining unpaid on senior debt of HFI shall not exceed five hundred percent (500%) of the sum of its stockholders' equity plus the aggregate principal amount outstanding of its debt which is subordinated to an extent reasonably acceptable to the Bank;

           (c) Honeywell and its other Subsidiaries will own all of the shares of capital stock of HFI entitled to vote for the election of directors (other than upon the happening of a contingency which has not occurred); and

           (d) Honeywell will pay, or cause one of its Subsidiaries to pay, to HFI such amounts as may be required to cause HFI to have in each fiscal year of HFI "earnings (before deducting any credit losses on customer obligations or extraordinary items) available for fixed charges (interest and amortization of funded debt expense)" (including the amounts so paid to HFI) for such fiscal year at least equal to one hundred fifty percent (150%) of HFI's "fixed charges (interest and amortization of funded debt expense)" for such fiscal year; provided, however, that in the event of the merger or liquidation of HFI into Honeywell, this Subsection 7.3 shall be of no further force or effect.

     7.4 Borrower May Consolidate, etc., on Certain Terms. Each of the Borrowers covenants that it will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person or entity unless (i) either such Borrower shall be the continuing corporation, or the successor corporation (if other than such Borrower) shall be a corporation organized under the laws of the United States of America or any State thereof and shall expressly assume the due and punctual payment of the principal of and interest on all the Loans made to such Borrower, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed or observed by such Borrower, and (ii) such Borrower or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

     7.5 Maintenance of Insurance. Honeywell will, and will cause each of its Subsidiaries to, maintain insurance, which may include self-insurance which is reasonable and in accordance with sound industry practice taking into account the nature of its business, on all of its properties in at least such amounts and against at least such risks as are usually insured against in the same geographic area by companies of established repute engaged in the same or a similar business.

     7.6 Use of Proceeds. So long as this Agreement is in effect, and until all obligations of any Borrower to the Bank hereunder or in connection with any Loan are paid in full, none of the proceeds of any Loan will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

     7.7 Pari Passu. So long as this Agreement is in effect, no Borrower will enter into any agreement which will subordinate the interests of the Bank in any Loan made or to be made hereunder, to any other unsecured obligation of such Borrower resulting from any borrowings or guarantees, except for obligations accorded preference by mandatory provisions of law, and each Borrower agrees that its obligations hereunder will rank pari passu with all other present and future unsecured unsubordinated obligations of such Borrower resulting from any borrowings or guarantees.


SECTION 8.  GUARANTY

     For valuable consideration, receipt whereof is hereby acknowledged, and to induce the Bank to make Loans to Subsidiaries of Honeywell (other than HFI), Honeywell hereby unconditionally guarantees the full and punctual repayment to the Bank when due at maturity (by acceleration or otherwise) pursuant to the terms and conditions of this Agreement, of the principal amount of any Loan made pursuant to this Agreement to any such Subsidiary, together with interest on such Loan and other amounts payable with respect thereto or hereunder as provided by this Agreement, and, in the case of any extension of time of any payment, that all such amounts shall be promptly paid when due (by acceleration or otherwise) in accordance with the terms of such extension, and Honeywell hereby unconditionally agrees that upon default in the payment when due (by acceleration or otherwise) of any of such amounts payable by any such Subsidiary, Honeywell will forthwith pay the same. If such Subsidiary is obligated to pay such amounts in (i) currency other than U.S. Dollars and/or
(ii) at a place other than the United States, Honeywell will, upon the Bank's request, either make payment in the currency and at the place as agreed by such Subsidiary or pay the Bank, at its office in the United States designated for such purpose, the equivalent amount in U.S. Dollars calculated at the rate of exchange at which, in accordance with normal banking procedures, the Bank buys the specified currency in New York, New York on the date Honeywell makes such payment.

     Except as provided below, in the event Honeywell pays all sums due and unpaid in respect of any Loan or any other amount due by a Borrower hereunder pursuant to this Section 8, and all other sums in connection with any other Loan to such Subsidiary or other amounts owing by such Subsidiary hereunder shall have been paid, Honeywell shall be entitled to subrogation in the Bank's rights in such Loan and, as reasonably requested, the Bank agrees to use reasonable efforts to cooperate with Honeywell in enforcement of Honeywell's subrogation rights, including the transfer and delivery by the Bank to Honeywell of any and all evidences of indebtedness under such Loan within the possession or control of the Bank.

     The obligations of Honeywell under this Section 8 shall be unconditional, irrespective of the genuineness, validity, regularity or enforceability of the obligations of any such Subsidiary under this Agreement or its promissory note or any other circumstance (including, without limitation, any circumstance resulting from any law or regulation in the country in which such Subsidiary maintains an office) which might otherwise constitute a legal or equitable discharge of such Subsidiary or a surety or guarantor, with the exception of payment in full. Without limiting the effect of the foregoing, the guaranty contained in this Section 8 shall not be impaired by the existence of any claims by the Bank on any such Subsidiary arising other than under this Agreement.

     HONEYWELL HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW OR CONTRACT) TO ASSERT ANY CLAIM AGAINST ANY BORROWER WHICH IS SUBJECT TO THE JURISDICTION OF THE UNITED STATES BANKRUPTCY COURT, ON ACCOUNT OF PAYMENTS MADE UNDER THIS GUARANTY, INCLUDING WITHOUT LIMITATION, ANY AND ALL RIGHTS OF SUBROGATION, REIMBURSEMENT, EXONERATION, CONTRIBUTION OR INDEMNITY.

     In the event Honeywell or any Borrower makes any payment to the Bank as a result of this guaranty or otherwise and such payment is later set aside as a preferential payment in the course of any bankruptcy proceedings relating to the Subsidiary on whose behalf such payment was made, the guaranty of Honeywell with respect to the amount so paid shall immediately be reinstated to the full extent of the unpaid balance thereof together with interest thereon, expenses and all other amounts due hereunder, and Honeywell's right to subrogation in the Bank's rights in such Loan, as provided for above shall immediately cease.

     Honeywell hereby expressly waives any diligence, presentment, protest and any requirement that any right or power be exhausted or any action be taken against any such Subsidiary.

SECTION 9.  EVENTS OF DEFAULT

     9.1 Default with Notice. If any of the following events shall occur and be continuing beyond any cure period, if any, applicable thereto:

           (a) a Borrower shall fail to pay when due, whether by acceleration or otherwise, any principal on any Loan or shall fail to pay when due any interest on any Loan or Honeywell shall fail to pay when due any Facility Fee, and such failure shall continue for a period of two (2) Banking Days after receipt by Honeywell of notice from the Bank specifying such failure; or

           (b) Honeywell or HFI shall default in the due performance or observance of any covenant or agreement undertaken by it hereunder and such default shall continue uncured for a period of thirty (30) days after receipt by Honeywell of notice from the Bank regarding same; or

           (c) any representation made herein or pursuant hereto or any statement or information furnished pursuant hereto shall have been, when made or deemed made, false or misleading in any material respect and Honeywell or HFI shall not have taken corrective measures satisfactory to the Bank with respect thereto within thirty (30) days after receipt by Honeywell of notice from the Bank specifying such default; or

           (d) Honeywell or HFI shall default in any payment of principal or interest due and owing under any indenture(s) or instrument(s) evidencing or under which there shall at the time be outstanding at least Ten Million Dollars ($10,000,000) aggregate principal amount of indebtedness for borrowed money, and such default shall continue beyond any period of grace or notice provided with respect thereto, or Honeywell or HFI shall default in the performance or observance of any agreement, term or condition contained in such indenture(s) or instrument(s), which default gives the holders of such indebtedness the right to immediately accelerate the maturity thereof, and either the maturity of such indebtedness is accelerated or such right of acceleration is not rescinded or annulled within ten (10) days; or

           (e) one or more final judgments (including, without limitation, any judgment enforcing the judgment of a foreign court) and/or orders for the immediate payment of money which, in the aggregate, exceed the greater of
      (i) Two Hundred Million Dollars ($200,000,000) or (ii) ten percent

      (10%) of the amount of Honeywell's consolidated stockholders' equity (as reported in its then most recent annual report furnished to the Bank pursuant to paragraph (a) of Subsection 7.1) shall be rendered against Honeywell, HFI by a court or quasi-judicial body of competent jurisdiction, and of or within the United States of America, and such judgments or orders shall continue unsatisfied, in effect and unstayed for a period of thirty (30) consecutive days after expiration of any right of appeal, or for a re-hearing, with respect thereto; or

           (f) the guaranty of Honeywell contained in Section 8 hereof shall at any time and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Honeywell or Honeywell shall deny it has any further liability or obligation thereunder or shall fail to perform its obligations thereunder;

such event shall constitute an Event of Default hereunder and the Bank may, by notice to Honeywell and to each Borrower then indebted to it for which it has been given an address for notices (1) declare all Loans to be forthwith due and payable, whereupon all Loans, and all other amounts provided by this Agreement with respect thereto and accrued Facility Fees, shall immediately become due and payable and/or (2) declare the Commitment to be terminated.

     9.2 Immediate Default. If any of the following events shall occur and be continuing beyond any cure period, if any, applicable thereto:

           (a) any proceeding shall be instituted against Honeywell or HFI in a court of competent jurisdiction within the United States of America seeking to adjudicate Honeywell or HFI a bankrupt or insolvent and such proceedings shall continue undischarged and undismissed for a period of one hundred twenty (120) days; or

           (b) a court having proper jurisdiction shall enter a decree or order for relief in respect of Honeywell or HFI in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Honeywell or HFI or for any substantial part of their property or ordering the winding up or liquidation of their affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days; or

           (c) Honeywell or HFI shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Honeywell or HFI or for any substantial part of its property, or make any assignment for the benefit of creditors or fail generally to pay its debts as such debts become due or take any corporate action in furtherance of any of the foregoing;

such event shall constitute an Event of Default hereunder and immediately upon the occurrence any of such Events of Default, the Commitment shall terminate forthwith and all Loans, and all other amounts provided by this Agreement with respect thereto and accrued Facility Fees, shall immediately become due and payable, all without the necessity of any notice.


SECTION 10.  NOTICES

     10.1 Mechanics. Notices of borrowing under Subsection 3.2 or 3.3, confirmations thereof by Honeywell and notices of prepayment under Subsection 3.8, may be given or made telephonically or by facsimile, telex, telegram or cable, and in any case confirmed by letter mailed on the same day. All other notices or demands under this Agreement may be given by facsimile, telex, telegram or cable, confirmed by letter within two (2) Banking Days. Any notice may alternatively be given by a writing delivered by any available means, but no such notice shall be effective until it is received. Every notice or demand shall be sent to the following addresses:

     If to the Bank:

     The Chase Manhattan Bank, N.A.
     2 Chase Manhattan Plaza, Fifth Floor
     New York, NY 10081
     Attention: Rocky Chan
     Facsimile: ________________

     If to any Borrower:

     Honeywell Inc.
     Honeywell Plaza
     Minneapolis, Minnesota 55408
     Attention:  Treasurer
     Facsimile:  612/951-0697
with a copy to:

          Honeywell Inc.
          Office of General Counsel
          Honeywell Plaza  MN12-8251
          Minneapolis, Minnesota 55408
          Attention:  Senior Counsel
          Facsimile:  612/951-0647

     An additional copy of each notice, confirmation or demand to any Borrower other then Honeywell or HFI shall be given to such Borrower at any different address that may be notified to the Bank by such Borrower or by Honeywell.

     Any such address may be changed by a notice in writing given by Honeywell to the Bank or by the Bank to Honeywell, as the case may be.

     10.2 Authorized Persons. All notices and demands hereunder from a Borrower to the Bank shall be made by an authorized person, or by two authorized persons where so specified (as set forth in the authority documents provided to the Bank pursuant to Section 5). Authorized persons with respect to Honeywell or any other Borrower shall be those named as having authority to sign evidences of indebtedness to the Bank on behalf of Honeywell or such Borrower, as the case may be, pursuant to any general banking resolution provided to the Bank by Honeywell (as to any Borrower) or by any Borrower (as to itself) from time to time, or as otherwise set forth in a written notice provided to the Bank by Honeywell (as to any Borrower) or by any Borrower (as to itself), signed on behalf of the notifying entity by its Chairman of the Board of Directors, Vice Chairman of the Board of Directors, President or Chief Financial Officer, and by any Vice President, the Treasurer or any Assistant Treasurer. The Bank may rely and act upon (and shall be fully protected in so doing) any notice or request which purports to be given by an authorized person or persons and which Bank reasonably believes to have been so given. In the event of any discrepancy between a telephonic notice given pursuant to Subsection 10.1 and any written confirmation thereof, the telephonic notice shall govern if the Bank has acted in reliance thereon.


SECTION 11.  WITHDRAWAL OF HFI

     HFI may, by prior written notice to the Bank at any time when no Loan to HFI is outstanding hereunder and all amounts then known to be payable in respect of any Loans made to HFI hereunder have been paid to the Bank, cease to be a party to this Agreement. Thereupon, all specific references to HFI in this

Agreement, including (without limitation) its representations, warranties and covenants hereunder, shall be of no further force or effect, HFI shall have no further obligations as a party hereto except under Section 4, and any Event of Default then existing relating to HFI shall be deemed to have been cured; provided, that HFI may thereafter borrow hereunder on the same terms and with the same effect (including, without limitation, the applicability of the guaranty of Honeywell under Section 8) as apply to any other Subsidiary of Honeywell.


SECTION 12.  TERMINATION OF THE CREDIT AGREEMENT

     Effective as of the Commencement Date, the Credit Agreement is hereby terminated with respect to all parties thereto, and neither the Bank, Honeywell, HFI nor any Subsidiary shall have any further obligations thereunder, except for those relating to (i) the repayment of any Loans, if any, outstanding as of the date hereof, (ii) any indemnities provided for therein with respect to any party which by their terms survive the termination of the Credit Agreement, or (iii) any fees due the Bank or any sums due the Bank for costs incurred pursuant to the terms of the Credit Agreement.


SECTION 13.  MISCELLANEOUS

     13.1 Amendment. Any provision of this Agreement may be waived or modified by an instrument in writing signed by Honeywell, HFI and the Bank.

     13.2 No Waiver. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right nor shall the single or partial exercise of any right preclude any other further exercise thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     13.3 Survival. All representations and warranties made herein shall survive the making of the Loans hereunder.

     13.4 Usury. Anything herein to the contrary notwithstanding, the obligations of the Borrowers under this Agreement shall be subject to the limitation that payments of interest to the Bank shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

     13.5 Payment of Expenses. Honeywell shall reimburse the Bank on demand for all its reasonable out-of-pocket expenses (including attorneys' fees and disbursements attributable to the use of legal counsel, including costs allocated by the Bank's internal legal department) incurred by the Bank in acting hereunder in the case of any Event of Default or enforcement of the Guaranty provided for in Section 8 hereof.

     13.6 Judgment Currency. The currency in which each Loan made hereunder is denominated and the place of payment designated therefor are of the essence. The payment obligation of any Borrower hereunder in any currency and at any designated place of payment shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to the currency in which such Loan is denominated and transfer to the designated place of payment under normal banking procedures does not yield the amount owing hereunder at the designated place of payment. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of such amount in the currency in which such Loan is denominated at the designated place of payment, the Bank shall be entitled to demand immediate payment of, and shall have a separate cause of action against the Borrower for, the additional amount necessary to yield the amount of such currency owing hereunder.

     13.7 Governing Law; Etc. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each Borrower hereby irrevocably submits to the jurisdiction of any New York state or United States federal court sitting in New York County over any action or proceeding arising out of or relating to this Agreement or any promissory note evidencing any Loans made hereunder, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Borrower at its address specified in or pursuant to Subsection 10.1 and, in the case of any Borrower other than Honeywell or HFI, such Borrower hereby irrevocably appoints Honeywell to be its agent for service of process with respect to it and its property in any action or proceeding relating to this Agreement and the Loans made to it hereunder. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Borrower further waives any objection to venue in such state and any objection to an action or proceeding in such state on the basis of forum non conveniens.

Each Borrower further agrees that any action or proceeding brought against the Bank shall be brought only in New York state or United States federal court sitting in New York County. Each Borrower waives any right it may have to jury trial.

     13.8 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Honeywell, HFI, each Borrower and the Bank and their respective successors and assigns. Subject to Subsection 13.9, neither Honeywell, HFI, any Borrower nor the Bank may assign or transfer its rights or obligations hereunder without the express written consent of the other parties.

     13.9 Assignments and Participations. The Bank may at any time assign to one or more banks or other institutions (each an "Assignee"), whose creditworthiness is in Honeywell's reasonable opinion, comparable to that of the Bank, all, or a proportionate part of all, of its rights under this Agreement and any promissory note evidencing Loans made hereunder, with and subject to the consent of Honeywell, which consent shall not be unreasonably withheld; provided, however, that if an Assignee is an affiliate of the Bank, and such affiliate's creditworthiness is rated at least A by S&P or A2 by Moody's, then no such consent shall be required. Notwithstanding the foregoing, the Bank may at any time, without the consent of Honeywell, assign all or any portion of its rights under this Agreement and any promissory note evidencing Loans made hereunder, to a Federal Reserve Bank (provided, however, that no such assignment to a Federal Reserve Bank shall release the Bank from its obligations hereunder).

     The Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment, or any or all of its Loans, with and subject to the consent of Honeywell, which consent shall not be unreasonably withheld; provided that if a Participant is an affiliate of the Bank, and such affiliate's creditworthiness is rated at least A by S&P or A2 by Moody's, then no such consent shall be required. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to Honeywell, the Bank shall remain responsible for the performance of its obligations hereunder, and the Borrowers shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the Bank will not agree to any modification, amendment or waiver of this Agreement (i) which increases or decreases the Commitment Amount or (ii) reduces the principal of or rate of interest on any Loan or fees hereunder or (iii) postpones the date fixed for any payment of principal of or interest on any Loan or any fees hereunder without the consent of the Participant.

     13.10 Calculation of Interest and Facility Fees. Both interest and Facility Fees will be calculated to include the first day and exclude the last day of each relevant period.

     13.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     13.12 Confidentiality of Information. Except as otherwise required by law or regulation, the Bank shall make a reasonable effort to comply with any request by a Borrower for confidential treatment of non-public information provided to the Bank by such Borrower pursuant to this Agreement.

     13.13 Other Borrowings from the Bank. Nothing in this Agreement shall restrict any Borrower from borrowing from the Bank from time to time at such rates and on such terms and conditions as may be agreed to by such Borrower (and by Honeywell if such Borrower is a Subsidiary of Honeywell other than HFI) and the Bank, either under this Agreement or otherwise.

     IN WITNESS WHEREOF, The parties have caused this Agreement to be executed by the proper corporate officers thereunto duly authorized as of the day and year first above written.


          THE CHASE MANHATTAN       HONEYWELL INC.
          BANK, N.A.

          By                        By
            ----------------------    ---------------------------
            Its                       Paul N. Saleh,
               -------------------    Vice President and Treasurer

                                    By
                                      ---------------------------
                                      William T. Gray
                                      Member, Treasury Management Team

                                    HONEYWELL FINANCE INC.

                                    By
                                      ---------------------------
                                      Paul N Saleh, Treasurer

                                    By
                                      ---------------------------
                                      Warren E. Simpson, Vice President

                                   EXHIBIT A



                                PROMISSORY NOTE



     New York, New York                                                   [Date]



         , a corporation organized under the laws of (the "Borrower"), for value received, hereby promises to pay to the order of The Chase Manhattan Bank (National Association) (the "Bank") at the principal office of the Bank, at 1 Chase Manhattan Plaza, New York, New York, or such other office or affiliate of the Bank as the Bank shall designate for the account of the appropriate Lending Office of the Bank, the principal amount of each Loan (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower pursuant to the Credit Agreement referred to below, in the currency in which such Loan is denominated and in immediately available funds, on the dates and in the manner provided in said Credit Agreement. The Borrower also promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full at such rates of interest and payable at such times and in the manner provided in said Credit Agreement.

     The date, type, currency, amount and maturity date of each Loan made by the Bank to the Borrower under the Credit Agreement referred to below, and each payment of principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the Schedule attached hereto or any continuation thereof.

     This is one of the notes referred to in that certain Revolving Credit Agreement (as amended from time to time, the "Credit Agreement") dated as of October 1, 1995 among Honeywell Inc., Honeywell Finance Inc. and the Bank and evidences Loans made by the Bank to the Borrower thereunder. All terms not defined herein shall have the meanings given to them in the Credit Agreement.

     The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain Events of Default and for prepayments of Loans on the terms and conditions specified therein.

     The Borrower waives presentment, notice of dishonor, protest and any other notice or formalities with respect to this Note.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


                                        [NAME OF BORROWER]
                                        By
                                           ------------------------------
                                        Name:
                                        Title:


                                        By
                                           ------------------------------
                                        Name:
                                        Title:

           AFFIRMATION OF GUARANTY (in case of Subsidiary Borrowers)


     Honeywell Inc. hereby affirms that the foregoing Note is guaranteed by Honeywell Inc. as provided by Section 8 of the Credit Agreement.


                                        By
                                           ------------------------------
                                        Name:
                                        Title:

                                        By
                                           ------------------------------
                                        Name:
                                        Title:

                                    Schedule




      Date Made                Principal
       Prepaid   Loan Number  Amount and  Maturity    Balance    Notation
      or Repaid   and Type     Currency     Date    Outstanding     By
      ---------  -----------  ----------  --------  -----------  --------

                                   EXHIBIT B


                         [Form of] Accession Agreement


                                                             [Date]

The Chase Manhattan Bank
(National Association)
1 Chase Manhattan Plaza
New York, New York 10081

                                   [Name of Subsidiary]

Ladies/Gentlemen:

     Reference is made to the Revolving Credit Agreement dated as of October 1, 1995 among Honeywell Inc., Honeywell Finance Inc. and The Chase Manhattan Bank (National Association) (the "Bank") (said Revolving Credit Agreement as it may be amended from time to time being the "Credit Agreement"). Unless otherwise defined herein, terms used herein shall have the meanings assigned to them in the Credit Agreement.

     The undersigned, in consideration of the Bank's agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby irrevocably agree to be bound by each of the provisions of the Credit Agreement relating to it in its capacity as a Borrower. In furtherance of the foregoing, the undersigned hereby represents and warrants to the Bank as follows:

           1. The undersigned is a corporation duly incorporated, validly existing and in good standing (or the legal equivalent thereof, if applicable) under the laws of, with full corporate power and legal right to make this Accession Agreement and to incur and perform its obligations hereunder, and under the Credit Agreement and each promissory note (a "Note") executed and delivered by it pursuant to the terms of the Credit Agreement.

           2. The execution and delivery by the undersigned of this Accession Agreement and each Note and the performance by the undersigned of its obligations under the Credit Agreement and its Note(s) have been duly authorized by all necessary corporate action and do not and will not violate any provisions of law or of its charter or by-laws or result in the breach of or constitute a default or require any consent under any indenture or loan or other agreement or instrument to which the undersigned is a party or by which it or its properties may be bound or affected. This Accession Agreement, the Credit Agreement and the Note(s) of the undersigned are the legal, valid and binding obligations of the undersigned enforceable against the undersigned in accordance with their respective terms.

           3. There are no suits or proceeding pending or, to the knowledge of the undersigned, threatened, against or affecting the undersigned which are likely to have a material adverse effect on its financial condition or business.

           4. No consent or approval from, or notice to or filing with, any federal, state or other regulatory authority is required in connection with its making or performance of this Agreement nor will such making or performance violate any law or regulation applicable to it or, if any such notice or filing is required, it has been duly completed.

           This Accession Agreement shall not be effective unless Honeywell Inc. shall have executed the consent below. This Accession Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

                                   Very truly yours,

                                   [Name of Subsidiary]



                                   By
                                     ------------------------
                                     Name:
                                     Title:





Consented to by Honeywell Inc. as of
the day first above written:


By:
   --------------------
   Name:
   Title:

                               TABLE OF CONTENTS

                                                           PAGE
                                                           ----

SECTION 1.   DEFINITIONS . . . . . . . . . . . . . . . . . . 1

SECTION 2.   COMMITMENT; FEES  . . . . . . . . . . . . . ..  5

     2.1     Commitment to Lend  . . . . . . . . . . . . . . 5
     2.2     Commitment Reduction  . . . . . . . . . . . . . 5
     2.3     Facility Fee  . . . . . . . . . . . . . . . . . 5

SECTION 3.   LOANS . . . . . . . . . . . . . . . . . . . . . 6

     3.1     Amount; Type; Commission  . . . . . . . . . . . 6
     3.2     Notice of Borrowing . . . . . . . . . . . . . . 7
     3.3     In-Country Loans  . . . . . . . . . . . . . . . 7
     3.4     Maturity  . . . . . . . . . . . . . . . . . . . 7
     3.5     Interest  . . . . . . . . . . . . . . . . . . . 8
     3.6     Availability of Funds . . . . . . . . . . . . . 9
     3.7     Payments  . . . . . . . . . . . . . . . . . . . 9
     3.8     Prepayment  . . . . . . . . . . . . . . . . . . 9
     3.9     Promissory Note and Loan Account  . . . . . . . 9

SECTION 4.   ILLEGALITY, CAPITAL ADEQUACY, INCREASED COSTS
             AND TAXES . . . . . . . . . . . . . . . . . . . 10

     4.1     Illegality  . . . . . . . . . . . . . . . . . . 10
     4.2     Capital Adequacy  . . . . . . . . . . . . . . . 10
     4.3     Increased Costs . . . . . . . . . . . . . . . . 11
     4.4     Increased Taxes . . . . . . . . . . . . . . . . 12
     4.5     Withholding Taxes . . . . . . . . . . . . . . . 12
     4.6     Minimizing Taxes  . . . . . . . . . . . . . . . 13
     4.7     Bank's Determination  . . . . . . . . . . . . . 13
     4.8     Survival  . . . . . . . . . . . . . . . . . . . 13

SECTION 5.   CONDITIONS OF LENDING . . . . . . . . . . . . . 13

SECTION 6.   REPRESENTATIONS AND WARRANTIES  . . . . . . . . 14

SECTION 7.   COVENANTS . . . . . . . . . . . . . . . . . . . 16

     7.1     Information . . . . . . . . . . . . . . . . . . 16
     7.2     Negative Pledge . . . . . . . . . . . . . . . . 18
     7.3     Restrictions Regarding HFI  . . . . . . . . . . 19
     7.4     Borrower May Consolidate, etc., on
             Certain Terms . . . . . . . . . . . . . . . . . 19
     7.5     Maintenance of Insurance  . . . . . . . . . . . 19
     7.6     Use of Proceeds . . . . . . . . . . . . . . . . 20
     7.7     Pari Passu  . . . . . . . . . . . . . . . . . . 20

SECTION 8.   GUARANTY  . . . . . . . . . . . . . . . . . . . 20

SECTION 9.   EVENTS OF DEFAULT . . . . . . . . . . . . . . . 22

     9.1     Default with Notice . . . . . . . . . . . . . . 22
     9.2     Immediate Default . . . . . . . . . . . . . . . 23

SECTION 10.  NOTICES . . . . . . . . . . . . . . . . . . . . 24

     10.1    Mechanics . . . . . . . . . . . . . . . . . . . 24
     10.2    Authorized Persons  . . . . . . . . . . . . . . 25

SECTION 11.  WITHDRAWAL OF HFI . . . . . . . . . . . . . . . 25

SECTION 12.  TERMINATION OF THE CREDIT AGREEMENT . . . . . . 25

SECTION 13.  MISCELLANEOUS . . . . . . . . . . . . . . . . . 26

     13.1    Amendment . . . . . . . . . . . . . . . . . . . 26
     13.2    No Waiver . . . . . . . . . . . . . . . . . . . 26
     13.3    Survival  . . . . . . . . . . . . . . . . . . . 26
     13.4    Usury . . . . . . . . . . . . . . . . . . . . . 26
     13.5    Payment of Expenses . . . . . . . . . . . . . . 26
     13.6    Judgment Currency . . . . . . . . . . . . . . . 26
     13.7    Governing Law . . . . . . . . . . . . . . . . . 27
     13.8    Binding Effect  . . . . . . . . . . . . . . . . 27
     13.9    Assignments and Participants  . . . . . . . . . 27
     13.10   Calculation of Interest and Facility Fees . . . 28
     13.11   Counterparts  . . . . . . . . . . . . . . . . . 28
     13.12   Confidentiality . . . . . . . . . . . . . . . . 28
     13.13   Other Borrowings from the Bank  . . . . . . . . 28

EXHIBITS

Exhibit A    Promissory Note  . . . . . . . . . . . . . . . .30
Exhibit B    Accession Agreement  . . . . . . . . . . . . . .33

                           REVOLVING CREDIT AGREEMENT

                                     AMONG

                                HONEYWELL INC.,

                            HONEYWELL FINANCE INC.,

                                      and

                         THE CHASE MANHATTAN BANK, N.A.


                          dated as of October 1, 1995